Exhibit 10.19

6 December 2016
HUGH P. B. CUTLER
AFFILIATED MANAGERS GROUP LIMITED
SERVICE AGREEMENT

THIS AGREEMENT is made on 6 December 2016

BETWEEN
(1)             AFFILIATED MANAGERS GROUP LIMITED which has its registered office at 35 Park Lane, London W1K 1RB (the Company); and
(2)             HUGH P. B. CUTLER (the Employee)
IT IS AGREED as follows:
1.                   Definitions
In this Agreement the following expressions have the following meanings:
AMG means Affiliated Managers Group, Inc., the parent company of the Company;
Confidential Information means any confidential information received or acquired by the Employee from the Company or any Group Company or any of its or their partners, members, directors, employees, affiliates, customers or clients in pursuance of the Employee’s duties under this Agreement; which the Employee knew or ought reasonably to have known to be confidential concerning the business or affairs of (a) the Company, (b) any Group Company or (c) any of its or their partners, members, directors, employees, affiliates, customers or clients, including but not limited to information regarding current or proposed businesses, technologies, business relationships, clients, personnel, processes, operations, strategies, plans, methods, investment recommendations, investment processes,  investment methodologies, products, confidential records, manuals, data, client and contact lists, trade secrets or financial, corporate, marketing or personnel affairs, portfolio investments or mandates, or potential portfolio investments or mandates, and lists and information concerning actual or possible investors in an entity managed, proposed to be managed or advised by the Company or any Group Company, and all non-public, competitively or technically valuable information and all memoranda, notes, papers, items and tangible media related to the foregoing;
Effective Date means 1 March 2017;
Employment means the Employee’s employment in accordance with the terms and conditions of this Agreement;
Group Company means AMG or any holding company (as defined in the Companies Act 2006) or subsidiary (as defined in the Companies Act 2006) of AMG or any subsidiary of any such holding company or any other company or limited liability partnership or partnership or similar entity in which AMG or any holding company or subsidiary of AMG directly or indirectly holds an ownership interest and Group will be construed accordingly; and
Prospective Client means any person, firm, company or entity with whom the Company or any Group Company was at any time during the period of 12 months immediately prior to the Termination Date negotiating with for the supply of goods or services by the Company or any Group Company or to whom the Company or any Group Company had at any time during the period of 12 months immediately prior to the Termination Date pitched for the supply of goods or services by the Company or any Group Company.
2.                   Term and Job Description
2.1    The Employee shall be employed as Head of Global Distribution.
2.2    The Employment shall begin on the Effective Date.  The Employee’s period of continuous employment for all statutory purposes will also begin on the Effective Date.

2.3    Subject to clause 13, the Employment will continue until terminated by either party giving to the other six months’ written notice.
3.                   Duties
3.1    The Employee will be responsible for the growth and development of the Group’s shared distribution platforms around the world through enhancing (and without disrupting) the Group’s established relationship management model, including:
(a)           shaping and delivering a highly commercial, productive, and profitable distribution platform, function, and team for AMG and its Affiliates, across:
(i)    existing institutional sales platforms;
(ii)    holding company support efforts in operational and product areas; and
(iii)    existing retail sales platforms;
(b)            positioning these platforms for continued growth , including especially through strategic client management, growth, and development, with full responsibility for sales, servicing, and marketing - as well as leading the development of, and execution of, future distribution platforms (both institutional and retail);
(c)           leading the development of shared cross-Affiliate product and distribution initiatives; and

(d)	representing AMG well in the marketplace with key stakeholders, including current and future Affiliates, clients, regulators, the media, and industry groups.
3.2    The Employee shall also perform such other duties consistent with the Employee’s position as may be assigned to him by the Company from time to time.
3.3    The Employee will dually report to the Group’s Chairman and Chief Executive Officer and the President and Chief Operating Officer in relation to his management responsibilities (although the Employee acknowledges and agrees that reporting lines may reasonably be changed by AMG from time to time).
3.4    The Employee’s working hours shall be such hours as may be necessary to properly perform the Employee’s duties.
3.5    The Employee agrees, in accordance with Regulation 5 of the Working Time Regulations 1998 (the Regulations), that the provisions of Regulation 4(1) do not apply to him, and that the Employee shall give the Company three months’ notice in writing if the Employee wishes Regulation 4(1) to apply to him.
3.6    The Employee will be based in the Company’s principal UK office or such other location at which the Company may from time to time require, although it is expected that he will be required to travel and work globally as necessary or appropriate for the proper performance of the Employee’s duties under the Employment.
3.7    The Employee agrees to act in accordance with all applicable laws and regulatory requirements, both in and outside the UK.
4.                   Salary
4.1    The Employee’s initial salary is $325,000 (which will be paid in GBP based on a spot FX rate to be determined upon joining, less any required deductions) on an annualized basis.  The salary will be reviewed annually during the Employment, with the first review expected to take place at 2017 calendar year-end.  No salary review will be undertaken after notice has been given by either party to terminate the Employment.  The Company is under no obligation to increase the Employee’s salary following a salary review, but will not decrease it.
4.2    The Employee’s salary will accrue on a daily basis, and will be payable in advance in equal monthly instalments.
4.3    The Employee agrees that, pursuant to Part II of the Employment Rights Act 1996, the Company has the right to deduct from the Employee’s salary and/or bonus any amount owed to the Company or any Group Company by the Employee.
5.                   Discretionary Annual Bonus
5.1    The Employee is eligible to participate in the Company’s discretionary bonus plan but, except as set out in clause 5.3, the Employee has no contractual entitlement to receive any bonus.
5.2    The factors that will be taken into account in determining whether to award the Employee a discretionary bonus, and if so in what amount, may include, but will not be limited to, the Company’s financial performance as a whole, the Company’s need to retain the Employee in employment and the Employee’s individual performance. The Employee’s individual performance will be assessed by reference both to financial performance and performance in meeting any other objectives set by the Company, including mutually agreeable key performance indicators (KPIs), which will be set by the Employee and the Company within three months of the Effective Date, and within three months of the beginning of each calendar year thereafter.  The satisfactory achievement of these KPIs will be one of the factors used to assess the Employee’s individual performance each year.
5.3    For the calendar year 2017, and subject to clause 5.4, the Employee will be paid a minimum guaranteed cash bonus of $800,000 (which will be paid in GBP based on a spot FX rate to be determined at time of payment, less any required deductions). Additionally, for the calendar year 2017, and subject to clause 5.4, the Employee will be eligible to receive an equity award under the Company’s equity compensation program, which will have a minimum fair value of $1,125,000 at the time of grant, and will be subject to customary vesting and other terms under the Company’s equity compensation program and plans, including confidentiality, non-competition and non-solicitation provisions.
5.4    The Employee will only be eligible to receive payment of any discretionary bonus and payment of the awards set forth in clause 5.3 if he is in the Company’s employment at the date of payment (which will normally be in February of the year following the year in which the bonus relates) and he has not given or received notice to terminate his employment in accordance with clause 2 or clause 13 of this Agreement or otherwise.
5.5    Payment of a bonus or equity award in any year does not give rise to any obligation on the Company to make a payment or equity award in any subsequent or future year.
6.                   Make-whole Awards
6.1    Subject to clause 6.2, as a make-whole on the equity the Employee will forgo at his current employer, upon the Employee joining the Company, AMG will grant the Employee a cash award of $250,000 (which will be paid in GBP based on a spot FX rate to be determined at time of payment, less any required deductions) and a restricted stock unit award under the Company’s equity compensation program, which will have a fair value of $250,000 at the time of grant, which will fully vest upon grant. Additionally, upon joining, the Employee will be awarded a restricted stock unit award with a fair value of $1,000,000 which will vest at a rate of 25% on each of January 1, 2018, January 1, 2019, January 1, 2020 and January 1, 2021. The terms of the equity grants will be documented in award agreements consistent with our equity compensation programs and plans, including confidentiality, non-competition and non-solicitation provisions.

6.2    The Employee will only be entitled to receive vesting of the awards if the Employee is in the Company’s employment at each relevant vesting date and has not given or received notice to terminate his employment in accordance with clause 2.3 or clause 13 of this Agreement or otherwise.
7.                   Expenses
7.1     The Company will reimburse (or procure the reimbursement of) all out-of-pocket expenses properly and reasonably incurred by the Employee in the course of the Employment subject to production of receipts or other appropriate evidence of payment, in accordance with the Company’s policies from time to time in force.
8.                   Benefits; Compensation Structure Generally
8.1    The Company will provide a set of benefits for which the Employee will be eligible.
8.2    Subject to clause 8.3, such benefits shall include health insurance, life insurance, long-term disability, travel insurance and pension plan benefits (in accordance with Part 1 of the Pensions Act 2008).
8.3    The compensation and benefits structure may be adjusted from time to time (including adjustments to amounts and rates, timings of payment and types of benefits offered), at the Company’s absolute discretion.
9.                   Holiday
9.1    The Employee is entitled to 25 working days’ paid holiday (on an annualized basis) per calendar year during the Employment (in addition to public holidays in England), to be taken at a time or times convenient to the Company. The right to paid holiday will accrue pro-rata during each calendar year of the Employment, and the Employee’s amount of paid holiday will be pro-rated for partial calendar years.
9.2    Up to a maximum of 5 days’ accrued but untaken holiday may be carried forward to the next calendar year.  Subject to clause 9.3 the Employee has no entitlement to be paid in lieu of accrued but untaken holiday.
9.3    On termination of the Employment, the Employee’s entitlement to accrued holiday pay shall be calculated on a pro-rata basis (which calculation shall be made on the basis that each day of paid holiday is equivalent to 1/260 of the Employee’s salary).  If the Employee has taken more holiday than the Employee’s accrued entitlement, the Company is authorised to deduct the appropriate amount from the Employee’s final salary instalment (which deduction shall be made on the basis that each day of paid holiday is equivalent to 1/260 of the Employee’s salary.)
10.    Sickness and Other Incapacity
10.1          Subject to the Employee’s compliance with the Company’s policy on notification and certification of periods of absence from work, the Employee will continue to be paid the Employee’s full salary during any period of absence from work due to sickness, injury or other incapacity, up to a maximum of 12 weeks in aggregate (or such longer period as necessary for insurance coverage under the Company’s policies to begin, and provided that such period does not exceed 26 weeks) in any period of 52 consecutive weeks.  Such payment will be inclusive of any statutory sick pay payable in accordance with applicable legislation in force at the time of absence.
10.2          The Employee will not be paid during any period of absence from work (other than due to holiday, sickness, injury or other incapacity) without the prior permission of the Company.

11.    Other Interests
11.1    During the Employment the Employee will not (without the Company’s prior written consent) be directly or indirectly engaged, concerned or interested in any other business activity, trade or occupation. Consent given in accordance with this clause may be withdrawn at any time.
12.    Disciplinary and Grievance Procedures
12.1    Details of the Company’s disciplinary and grievance procedures are available upon request.  These procedures do not form part of the Employee’s contract of employment.
13.    Termination
13.1          Either party may terminate the Employment in accordance with clause 2.3.
13.2          The Company may, in its sole discretion, terminate the Employment at any time with immediate effect and pay a sum in lieu of notice (the Payment in Lieu). The Payment in Lieu shall be equal to:
(a)            the basic salary which the Employee would have been entitled to receive under this Agreement during the notice period referred to in clause 2.3 if notice had been given (or, if notice has already been given, during the remainder of the notice period) (the Relevant Period); and
(b)             any employer contributions in respect of insurances and pension contributions provided pursuant to clause 8 which the Employee would have been entitled to receive for the Relevant Period.
For the avoidance of doubt, the Employee will not be entitled to receive any payment in addition to the Payment in Lieu in respect of (i) any holiday entitlement that would have accrued during the Relevant Period; or (ii) any bonus payment that might otherwise have been due during the Relevant Period.
The Payment in Lieu shall be subject to such deductions as may be required by law.
13.3          The Company may also terminate the Employment immediately and with no liability to make any further payment to the Employee (other than in respect of amounts accrued due at the date of termination) if the Employee:
(a)           commits any serious or (after warning) repeated breach of any material obligation under this Agreement or the  Employment;
(b)             is guilty of serious misconduct which, in the Company’s reasonable opinion, has damaged or may damage the business or affairs of the Company or any other Group Company;
(c)             is guilty of conduct which, in the Company’s reasonable opinion, brings or is likely to bring the Employee, the Company or any other Group Company into disrepute;
(d)            is convicted of a criminal offence (other than a road traffic offence not subject to a custodial sentence);
(e)             is disqualified from acting as a director of a company by order of a competent court; or
(f)              is declared bankrupt or makes any arrangement with or for the benefit of the Employee’s creditors or an administration order is made against the Employee under the County Courts Act 1984.
This clause shall not restrict any other right the Company may have (whether at common law or otherwise) to terminate the Employment summarily.

Any delay by the Company in exercising its rights under this clause shall not constitute a waiver of those rights.
13.4          On termination of the Employment for whatever reason (and whether in breach of contract or otherwise) the Employee will:
(a)             immediately deliver to the Company all books, documents, papers, computer records, computer data, credit cards, apparatus, equipment and any other property relating to the business of or belonging to the Company or any other Group Company which is in the Employee’s possession or under the Employee’s control.  The Employee is not entitled to retain copies or reproductions of any documents, papers or computer records relating to the business of or belonging to the Company or any other Group Company; and
(b)           immediately pay to the Company or, as the case may be, any other Group Company all outstanding loans or other amounts due or owed to the Company or any Group Company.  The Employee confirms that, should he fail to do so, the Company is to be treated as authorised to deduct from any amounts due or owed to the Employee by the Company (or any other Group Company) a sum equal to such amounts.
13.5          The Employee will not at any time after termination of the Employment represent himself as being in any way concerned with or interested in the business of, or employed by, the Company or any other Group Company.
13.6          Upon any termination of employment, the Employee will be terminated from any and all offices, positions and directorships with the Company and any of its Group Companies, and agrees to execute any documents to effect such terminations.
14.    Suspension and gardening leave
14.1          Where notice of termination has been served by either party whether in accordance with clause 2.3 or otherwise, the Company shall be under no obligation to provide the Employee with any activities to carry out on behalf of the Company or any Group Company for the whole or any part of the relevant notice period and may require the Employee:
(a)             not to attend any premises of the Company or any other Group Company;
(b)             to resign with immediate effect from any offices the Employee holds with the Company or any Group Company;
(c)             to refrain from business contact with any customers, clients or employees of the Company or any Group Company; and/or
(d)           to take any holiday which has accrued under clause 9 during any period of suspension under this clause 14.1.
The provisions of clause 11 shall remain in full force and effect during any period of suspension under this clause 14.1.  The Employee will also continue to be bound by duties of good faith and fidelity to the Company during any period of suspension under this clause14.1. Any suspension under this clause 14.114.1 shall be on full salary and benefits (save that the Employee shall not be entitled to earn or be paid any bonus during any period of suspension).
14.2          The Company may suspend the Employee from the Employment during any period in which the Company is carrying out a disciplinary investigation into any alleged acts or defaults of the Employee.  Such suspension shall be on full salary and benefits (save that the Employee shall not be entitled to earn or be paid any bonus during any period of suspension, unless such investigation does not result in any adverse findings and so long as the Company reinstates the Employee following such suspension on the same employment terms in effect at the time of suspension).

15.    Restraint on Activities of Employee and Confidentiality
15.1    The Employee will keep secret and will not at any time (whether during the Employment or thereafter) use for the Employee’s or another’s advantage, or reveal to any person, firm, company or organisation, and shall use the Employee’s best endeavours to prevent the publication or disclosure of, any Confidential Information.
The restrictions in this clause shall not apply:
(a)           to any disclosure of information which is already in the public domain otherwise than by breach of this Agreement;
(b)             to any disclosure of information which was known to, or in the possession of, the Employee prior to his receipt of such information from the Company or any Group Company whenever so received;
(c)             to any disclosure of information which has been conceived or generated by the Employee independently of any information or materials received or acquired by the Employee from the Company or any Group Company;
(d)           to any disclosure or use authorised by the Company or required by the Employment or by any applicable laws or regulations, provided that the Employee promptly notifies the Company when any such disclosure requirement arises to enable the Company to take such action as it deems necessary, including, without limitation, to seek an appropriate protective order and/or make known to the appropriate government or regulatory authority or court the proprietary nature of the Confidential Information and make any applicable claim of confidentiality with respect hereto;
(e)              so as to prevent the Employee from using his own personal skill, experience and knowledge in any business in which the Employee may be lawfully engaged after the Employment is ended, so long as this use is consistent with the Employee’s continuing obligations and duties to the Company, including without limitation those set forth in this Agreement; or
(f)               to (i) prevent the Employee making a protected disclosure within the meaning of s43A of the Employment Rights Act 1996 or (ii) preclude or impede the Employee from cooperating with any governmental or regulatory entity or agency in any investigation, or from communicating any suspected wrongdoing or violation of law to any such entity or agency, including, but not limited to, reporting pursuant to the “whistleblower rules” promulgated by the U.S. Securities and Exchange Commission, or require the Employee to obtain the Company’s prior written consent in connection therewith.
16.    Post-termination covenants
16.1          For the purposes of clause 16 the term “Termination Date” shall mean the date of the termination of the Employment howsoever caused (including, without limitation, termination by the Company which is in repudiatory breach of this Agreement).
16.2          The Employee covenants with the Company (for itself and as trustee and agent for each other Group Company) that the Employee shall not, whether directly or indirectly, on the Employee’s behalf or on behalf of or in conjunction with any other person, firm, company or other entity:
(a)             for the period of (subject to clause 16.3) 12 months following the Termination Date, solicit or entice away or endeavour to solicit or entice away from the Company or any Group Company any person, firm, company or other entity who is, or was, in the 12 months immediately prior to the Termination Date, a client or Prospective Client of the Company or any Group Company with whom the Employee had business dealings during the course of the Employment in that 12-month period, or had active knowledge of as a result of the Employment. Nothing in this clause 16.2(a) shall prohibit the seeking or doing of business not in direct or indirect competition with the business of the Company or any Group Company;
(b)            for the period of (subject to clause 16.3) 12 months following the Termination Date, have any business dealings with or interfere with in any way any person, firm, company or other entity who is, or was, in the 12 months immediately prior to the Termination Date, a client or Prospective Client of the Company or any Group Company with whom the Employee had business dealings during the course of the Employment in that 12-month period, or had active knowledge of as a result of the Employment.  Nothing in this clause 16.2(b) shall prohibit the seeking or doing of business not in direct or indirect competition with the business of the Company;
(c)             for the period of (subject to clause 16.3) 12 months following the Termination Date, solicit or entice away or endeavour to solicit or entice away any individual who is employed or engaged by the Company or any Group Company as an officer at Vice President level or above, a principal or partner or a sales and marketing or portfolio-management employee and with whom the Employee had business dealings during the course of the Employment in the 12-month period immediately prior to the Termination Date, or had active knowledge of as a result of the Employment; and
(d)            for the period of (subject to clause 16.3) 12 months following the Termination Date, directly or indirectly, whether as owner, partner, shareholder, member, consultant, agent, employee, co-venturer or otherwise, engage, participate or invest in any Competing Business (as hereinafter defined).  Furthermore, and not by way of limitation of the foregoing, the Employee will not, directly or indirectly, take any action to negotiate or discuss with any person or entity or solicit or entertain from any person or entity, any investment, purchase, proposal, offer or indication of interest regarding (A) any investment in any entity in which the Company or any Group Company holds any securities or other investment interests or (B) any investment in any other entity with whom the Company or an Group Company is or was discussing or negotiating any possible investment therein at any time during the one (1) year preceding the termination (if any) of the Employee’s Employment (or other applicable service relationship) with the Company or any Group Company.   For purposes of this Agreement, the term “Competing Business” shall mean a business or a division of a business, conducted anywhere in the world, which invests in or acquires boutique or specialist investment managers or advisers, or has adopted a strategy or developed a business plan to invest in or acquire multiple boutique or specialist investment managers or advisers.  The provisions of this clause 16.2(d) shall not, at any time following the Termination Date, prohibit the Employee from owning up to five percent (5%) of the outstanding stock of a publicly held corporation which constitutes or is affiliated with a Competing Business.
16.3          The period during which the restrictions referred to in clause 16.2 shall apply following the Termination Date and shall be reduced by the amount of time during which, if at all, the Company suspends the Employee under the provisions of clause 14.1.
16.4          The Employee agrees that if, during either the Employment or the period of the restrictions set out in clause 16.2, the Employee receives an offer of employment or engagement, the Employee will provide a copy of clause 16.2 to the offeror as soon as is reasonably practicable after receiving the offer.
17.    Waiver of Rights
17.1    If the Employment is terminated by either party and the Employee is offered re-employment by the Company (or employment with another Group Company) on terms no less favourable in all material respects than the terms of the Employment under this Agreement, the Employee shall have no claim against the Company in respect of such termination.

18.    Contracts (rights of third parties) act 1999
18.1          Subject to clause 18.2, a person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.
18.2          AMG shall have the right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of the terms of this Agreement as if it were a party to this Agreement.
19.    Miscellaneous
19.1          This Agreement, together with any other documents referred to in this Agreement, constitutes the entire agreement and understanding between the parties, and supersedes all other agreements both oral and in writing between the Company and the Employee.  The Employee acknowledges that he has not entered into this Agreement in reliance upon any representation, warranty or undertaking which is not set out in this Agreement or expressly referred to in it as forming part of the Employee’s contract of employment.
19.2          The Employee represents and warrants to the Company that he will not by reason of entering into the Employment, or by performing any duties under this Agreement, be in breach of any terms of employment with a third party whether express or implied or of any other obligation binding on the Employee. The Employee further agrees that he is not subject to or involved in any litigation, complaints, regulatory investigations, inquiries or other matters, or any other obligations that could affect his ability to perform his duties for the Company commencing on the Effective Date.
19.3          Any notice to be given under this Agreement to the Employee may be provided by email or served by being handed to the Employee personally or by being sent by recorded delivery first class post to the Employee at the Employee’s usual or last known address; and any notice to be given to the Company may be served by being left at or by being sent by recorded delivery first class post to its registered office for the time being.  Any notice served by post shall be deemed to have been served on the day (excluding Sundays and public and bank holidays) next following the date of posting and in proving such service it shall be sufficient proof that the envelope containing the notice was properly addressed and posted as a prepaid letter by recorded delivery first class post.
19.4         This agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.
19.5    Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this agreement or its subject matter or formation (including non-contractual disputes or claims).

SIGNED by )	/s/ Hugh P. B. Cutler
HUGH P. B. CUTLER )

SIGNED by )	/s/ Peter MacEwen
PETER MACEWEN ) For and on behalf of the COMPANY

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    Exhibit 10.19